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                                                                    EXHIBIT 12.1

                           TRANSOCEAN SEDCO FOREX INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)


                                     Historical
                                      Ratio of                   Historical
                                     Earnings to                   Ratio of
                                    Fixed Charges                 Earnings to
                                    As Adjusted                  Fixed Charges
                                        For                       As Adjusted
                                     Pro Forma                        For
                                 Effect of Merger                   Pro Forma
                                    Nine Months                 Effect of Merger
                                        Ended      Nine Months    Year Ended
                                    September 30,     Ended      December 31,                   Year Ended December 31,
                                        2001      September 30,      2000      ----------------------------------------------------
                                         (1)         30, 2001        (1)         2000     1999(2)     1998(2)    1997(2)    1996(2)
                                     ----------   -------------  -----------   -------   ---------   --------   --------   --------
Earnings:
   Income before minority
     interest, income taxes &
     extraordinary items...........    $ 276.2      $  291.3      $    8.0      $144.4     $ 48.8     $374.0     $292.5     $163.1
Less:
   Undistributed equity in earnings
     of unconsolidated joint
     ventures......................       12.3          11.8           7.7         9.4        5.6        5.3        5.0        5.6
   Interest capitalized during
     the period ...................       36.3          34.9         141.8        86.6       27.2        8.7         --         --
   Minority interest in pre-tax
     income of subsidiaries that
     have not incurred fixed
     charges.......................        3.2           2.5           0.6         0.6         --         --         --         --
Add:
   Distributed earnings of
     unconsolidated joint ventures.       12.6          12.6           5.4         5.4        5.2        4.4        3.4        3.5
   Interest expense................      218.1         199.7         313.0        89.7       37.5       21.6       19.6        7.8
   Interest component of rental
     expense.......................       33.1          29.9          29.0        18.0       21.6       20.5       11.8        6.0
   Amortization of capitalized
     interest......................        7.7           7.3           5.7         2.6         --         --         --         --
                                       -------      --------      --------      ------     ------     ------     ------     ------
         EARNINGS AS ADJUSTED......    $ 495.9      $  491.6      $  211.0      $163.5     $ 80.3     $406.5     $322.3     $174.8
                                       =======      ========      ========      ======     ======     ======     ======     ======
Fixed Charges:
   Interest costs, including
     capitalized interest..........    $ 218.1      $  199.7      $  313.0      $ 89.7     $ 37.5     $ 21.6     $ 19.6     $  7.8
   Interest component of rental
     expense.......................       33.1          29.9          29.0        18.0       21.6       20.5       11.8        6.0
                                       -------      --------      --------      ------     ------     ------     ------     ------
         FIXED CHARGES.............    $ 251.2      $  229.6      $  342.0      $107.7     $ 59.1     $ 42.1     $ 31.4     $ 13.8
                                       =======      ========      ========      ======     ======     ======     ======     ======
RATIO OF EARNINGS TO FIXED
 CHARGES...........................        2.0           2.1            --(3)      1.5        1.4        9.7       10.3       12.6
                                       =======      ========      ========      ======     ======     ======     ======     ======


(1) On January 31, 2001 we completed our merger transaction with R & B Falcon. The merger was accounted for as a purchase, with our company as the acquiror for accounting purposes.

     The historical ratio of earnings to fixed charges as adjusted for effect of the merger for the year ended December 31, 2000 and the nine months ended September 30, 2001 assume that we completed the merger transaction with R&B Falcon on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to fixed charges would have been if the merger

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     had been completed on that date nor does it necessarily reflect any future ratio of earnings to fixed charges.

(2) On December 31, 1999 we completed our merger transaction with Sedco Forex Holdings Limited, the former offshore contract drilling business of Schlumberger Limited. The historical ratio of earnings to fixed charges for the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex Holdings Limited.

(3) Supplemental pro forma earnings were insufficient to cover fixed charges by $119.0 million.